UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 14, 2010 (May 10, 2010)

TRADEON, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53547	26-1548693
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Jiangsu Wujin Lijia Industrial Park, Lijia Town,
Wujin Changzhou City, Jiangsu Province, 213176
People's Republic of China
(Address of principal executive offices)

(86)519-8623-8298
(Registrant's telephone number, including area code)

30 Eliahu Miferrera st. Tel Aviv, Israel 69865
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 10, 2010, Tradeon, Inc. (the "Company") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Amit Sachs and Moshe Basson, as sellers (each a "Seller" and collectively, the "Sellers") and Haifeng Lu as purchaser (the "Purchaser"). Pursuant to the Stock Purchase Agreement, on May 10, 2010, the Purchaser paid to the Sellers, in the aggregate, $50,000 and the Sellers sold to the Purchaser 4,000,000 shares (the "Shares") of the Company's common stock, which is approximately 58.87% of the outstanding capital stock of the Company. The Stock Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K.

Prior to the closing (the "Closing") of the transactions contemplated by the Stock Purchase Agreement, the Purchaser was not affiliated with the Company. The Purchaser will be deemed affiliate of the Company after the Closing as a result of his stock ownership interest in the Company.

Amit Sachs is a director and the President of the Company and will remain in such capacities following the closing until the later (i) the date that the Company files its Quarterly Report on Form 10-Q for the period ended April 30, 2010 and (ii) upon the tenth day following the mailing by the Company to its shareholders of an information statement on Schedule 14f-1 that will also be filed with the Securities and Exchange Commission. Moshe Basson was a director and the Secretary and Treasurer of the Company prior to the Closing, but he resigned from such positions effective as of the Closing. At the Closing, Haifeng Lu, age 23, was appointed as a director and as Treasurer and Secretary of the Company effective as of the Closing. Mr. Lu will be appointed to the additional positions of President effective upon the effective date of Mr. Sachs's resignation.

Change of Business Plan

From and after the Closing Date, the Company will no longer operate mobile price comparison service in Israel. Instead, the Company's business plan will now consist of exploring potential targets for a business combination with the Company through a purchase of assets, share purchase or exchange, merger or similar type of transaction. Except as contemplated by the Asset Purchase Agreement and the Stock Purchase Agreement and except as otherwise expressly described herein, neither the Purchasers nor the Company have any specific plans or proposals at this time which relate to or would result in: (a) the acquisition by any person of additional securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or of any of its subsidiaries; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any other person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Act; or (j) any similar action to those enumerated above.

Item 5.01     Change in Control of the Registrant

See Item 1.01 above.

Item 5.02     Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the terms of the Stock Purchase Agreement, each of Amit Sachs and Moshe Basson, the only directors of the Company, have agreed to resign from their positions as directors. Amit Sachs has agreed to resign from his position as the President of the Company and Moshe Basson has agreed to resign from his positions as Secretary and Treasurer of the Company. Mr. Basson's resignation as a director and from all offices with the Company that he holds became effective at the Closing. Mr. Sachs's resignation will not become effective until the later of (i) the date that the Company files its Quarterly Report on Form 10-Q for the period ended April 30, 2010 and (ii) upon the tenth day following the mailing by the Company to its shareholders of an information statement on Schedule 14f-1 that will also be filed with the Securities and Exchange Commission.

At the Closing, Haifeng Lu, age 23, was appointed as a director and as Treasurer and Secretary of the Company. Mr. Lu will be appointed to the additional position of President effective upon the effective date of Mr. Sachs's resignation. At such time, Mr. Lu will become the sole director and sole officer of the Company holding the positions of President, Treasurer and Secretary of the Company.

Haifeng Lu has been attending Nanjing Institute of Artillery since September 2006, majored in international trade. He is expected to graduate in June 2010.

Mr. Lu has not been named to any committees of the Company's Board of Directors, and any committees of the Company's Board of Directors to which Mr. Lu may be named have not been determined, as of the filing of this report.

The Company will file an information statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder and will be mailing out the information statement to the stockholders of the Company.

Item 9.01.     Financial Statements and Exhibits.

(c)     Exhibits.

10.1	Stock Purchase Agreement, dated May 10, 2010, by and among Tradeon, Inc., the Sellers and the Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRADEON, INC.

Date: May 14, 2010	By: /s/ Amit Sachs
Amit Sachs, President

EXHIBIT INDEX

10.1	Stock Purchase Agreement, dated May 10, 2010, by and among Tradeon, Inc., the Sellers and the Purchaser.